                                                                    EXHIBIT 99.9


                                (MANAGER MANAGED)

                               OPERATING AGREEMENT
                                       of
                                HIC of MO, LLC,
                      A Missouri limited liability company

         This OPERATING AGREEMENT (the "Agreement") is made and entered into as of the 5th day of May 2003, by and among the members (the "Members") of HIC of MO LLC, a Missouri limited liability company.

                      ARTICLE 1 - FORMATION AND CONTINUANCE

                  Section 1.1 Intent. The Members hereto desire to form a limited liability company (the "LLC") pursuant to the terms and conditions set forth herein and in the Missouri Limited Liability Company Act, R.S.Mo. '347.010, et. seq., as amended (the "Act"). In the event of a conflict between the Act and this Agreement, this Agreement shall control.

                  Section 1.2 Articles of Organization. By their execution of this Agreement, each of the Members authorize and ratify the filing of an original and one copy of the Articles of Organization (sometimes referred to herein as the "Articles") in the office of the Secretary of State of Missouri.

                  Section 1.3 Name and Principal Office. The name of the LLC is HIC of MO, L.L.C. The LLC's principal office is 4933 E Hwy 60, Rogersville, MO 65742 and thereafter at such other place or places as the Manager may from time to time designate.

                  Section 1.4 Term. The LLC shall be perpetual unless sooner wound up, dissolved and terminated under the terms, conditions and agreements set forth herein.

                  Section 1.5 Purpose of LLC. The LLC is formed for the purpose of Business investments, owning and administering the LLC Property. In addition, the LLC may engage in all other general business activities related to or incidental to the above-stated purposes.

                  Section 1.6 Registered Office and Agent. The LLC's registered office shall be 4933 E Hwy 60, Rogersville, MO 65742, and the LLC's registered agent at this address shall be Gregory P. Meador.

                  Section 1.7 Defined Terms. The Defined terms are set out in Exhibit "D"

                               ARTICLE 2 - CAPITAL

                  Section 2.1 Capital Contribution/Admission of Members. The Manager shall admit the Members set forth on EXHIBIT "B" with each Member having the ownership interests described therein after making any required capital contributions. Each Member shall be severally liable for his own Capital Contributions and not jointly and severally liable for the Capital Contribution and Additional Capital Contribution of any other Member.

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                  Section 2.2 Return of Capital. Except as expressly provided herein, no Member shall be entitled to the return of his Capital Contribution. No Capital Account of any Member shall earn interest.

                  Section 2.3 Capital Accounts. The LLC shall maintain a Capital Account for each Member. The Capital Account shall be increased by income and shall be decreased by distributions and losses. The Capital Account shall be generally maintained in conformity with Code ' 1.704.1(b)(2)(iv). All decisions regarding Capital Accounts shall be made in the sole discretion of the Manager

                  Section 2.5 Limited Liability of Members. Notwithstanding anything to the contrary contained, however, the liability of a Member for the operating or other losses of the LLC shall in no event exceed, in the aggregate, the amount of his Capital Contributions and obligations to make Additional Capital Contributions. Members shall not be obligated to restore any negative Capital Account balances. No creditor or any party other than the Manager or other Members shall have the right to enforce any obligation to make Additional Capital Contributions pursuant to Section 2.5 against the Members.

                  Section 2.6 Member's Loans. Members may make a "Member's Loan" to the LLC for any purpose determined to be necessary or desirable by the Manager and approved by holders of a majority of the Ownership Interests. The Manager shall give ten (10) days written notice of such recommendation which shall be approved or rejected as provided in Section 6.14. Member's Loans shall be repaid prior to any distribution to Members under Article 4. Member's Loans to the LLC shall bear interest at an annual rate of two percent (2%) over the Prime Rate at the time such loan is made, or the then legal maximum rate, whichever is lower, unless otherwise approved by Members holding a majority of the Ownership Interest. The interest rate shall be adjusted (increased or decreased) every six months during the period of the loan. If a Member's Loan is to be made, all Members shall have an opportunity, but not an obligation, to participate in the loan on the basis of their Ownership Interests.

            ARTICLE 3 - MANAGEMENT OF LLC & AGREEMENTS AMONG MEMBERS

                  Section 3.1 Management. The business and affairs of the LLC shall be managed by the Members who may delegate certain responsibilities for the operation of the Manager as specified in this article.

                  Except as expressly provided to the contrary in this Agreement, in addition to the powers given to the Manager by law, the Manager shall have the power and authority to do all acts on behalf of the LLC that the Manager determines to be in the best interest of the LLC in his sole discretion, including, but not limited to, the execution of all documents necessary to conduct business; the acquiring of any insurance; the paying, collecting and settling of any claims of or against the LLC; the employment of such persons, firms, companies, agents, employees, attorneys, accountants, financial advisors, business consultants, and such other professional personnel, including Affiliates of the Manager and Members, under terms and conditions as the Manager considers necessary; the establishment of any bank accounts including execution of any certificates or resolutions; the investing of LLC funds in any form of bank accounts, government obligations, stocks, bonds or any other investments; the admission of Members to the LLC as provided herein; the distributing to Members their share of Distributable Net Proceeds; and the performance of all other acts reasonably necessary in connection with the LLC business.

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         Notwithstanding the above, the Manager shall obtain approval of Members holding more than one percent of the Ownership Interests regarding any sale of the Property or for any financing, refinancing or mortgaging of the Property.
The execution and delivery of any instrument described above that is signed by any Manager, if there is more than one Manager, shall be sufficient to bind the LLC.

                  Section 3.2 Authority of Manager. The Manger shall conduct the routine and ordinary affairs of the LLC. The Manager will direct that any proposed action be voted on by the Members and in such event such action must be approved by a majority of the Ownership Interest.

                  Section 3.3 Manager's Time and Independent Activities. The Manager and Affiliates shall not be required to devote full time to the Business of the LLC and they may have other business interests and engage in other activities in addition to those relating to the LLC. Neither the Manager nor Affiliates shall be obligated to present any particular investment opportunity to the LLC or the Members even if such opportunity is of a character which, if presented to the LLC, could be taken by the LLC, or such opportunity may be competitive with the LLC, and the Manager and Affiliates shall have the right to take such investment for its own account or to recommend any such investment opportunity to the individuals or entities.

                  Section 3.4 Liability of Managers; Indemnification. No Manager shall be liable under a judgment, decree or order of a court, or in any other manner, for any debt, obligation or liability of the LLC. A Manager of the LLC shall not be personally liable to the LLC or its Members for monetary damages for breach of fiduciary duty as a Manager, except for liability for any acts or omissions which involve intentional misconduct, fraud or knowing violations of law or for a distribution, redemption or purchase of or with respect to a Member's Ownership Interest in the LLC in violation of Missouri law as a result of the willful or grossly negligent act or omission of the Manager. The LLC shall indemnify, save and hold harmless a Manager from any loss, damage, liability or expense incurred or sustained by him by reason of any act performed by him or any omission of his, for or on behalf of the LLC and in furtherance of its interest; provided, however, that such right to indemnification shall not apply to or relieve the Manager from liability for gross negligence or willful malfeasance.

                  Section 3.5 Powers and Duties of Members. The Members who are not Managers shall not participate in the day-to-day control of the business affairs of the LLC, transact any business on behalf of the LLC, or have any power or authority to bind or obligate the LLC.

                  Section 3.6 Compensation of Manager, Members or Affiliates and the Reimbursement of Expenses. The Manager will receive reimbursement for all direct out-of-pocket expenses incurred on behalf of the LLC, within the course and scope of its employment.

                  Section 3.7 Title to Property. Title to the Property and to all other LLC assets shall be held in the name of the LLC.

                  Section 3.8 Special Powers of Attorney. Each Member hereby constitutes and appoints the Manager of the LLC and any successor of a Manager, with full power of substitution, the true and lawful attorney-in-fact of the undersigned, with the power to execute, acknowledge, record, file and/or publish
(a) any amendment to the Articles; (b) any instrument, certificate, or document required by any regulatory agency, laws of the United States, any state, or any other jurisdiction in which the LLC is doing or intends to do business or which the Manager deems advisable to file or record; and (c) any documents which may be required to continue the business of the LLC to admit additional or substitute Members or to dissolve or terminate the LLC pursuant to the terms of this Agreement, PROVIDED HOWEVER, that any such document, instrument, certificate is not inconsistent with the terms of this Agreement;

         The power of attorney is expressly limited to those matters set forth in (a) - (c) above and no Manager shall take any action as attorney-in-fact for the Members beyond the authority expressly set forth in this Agreement or alter the rights of the Members with regard to allocations, distributions or other financial matters, voting, receipt of reports and information, or limitations on actions by a Manager under the Agreement, unless the Member has given a power of attorney to a Manager expressly for that purpose.

         The foregoing grant of authority is a special power of attorney coupled with an interest in favor of the Manager and as such, shall be irrevocable and shall survive and shall not be affected by the subsequent disability, incapacity, death, incompetency, dissolution, or insanity of all or any of the Members.

                   ARTICLE 4 - DISTRIBUTIONS AND ALLOCATIONS

                  Section 4.1 Distributions and Allocations Generally. All distributions of LLC funds to the Members and allocations of taxable income and loss shall be allocated according to this Article 4 and shall be made in accordance with good and sound business and accounting practices at such times as the Manager may determine in its sole discretion. The LLC shall account for income, losses and distributions as if the LLC were a partnership, and shall file all tax returns and reports on that basis under Subchapter K of the Code.

                  Section 4.2 Distributable Net Proceeds. Subject to Section 4.1, the Distributable Net Proceeds shall be allocated and distributed periodically (as determined by the Manager) to the Members in the Ownership Interest Percentages set forth in EXHIBIT "B" as they may change from time to time.

                  Section 4.3 Net Losses, Income and Gain. Except as otherwise provided in the Special Allocation Provisions if any, set forth in EXHIBIT "C" all taxable income, loss or capital gains or losses, or any other item reportable by the LLC for tax purposes shall be allocated in the Ownership Interest Percentages set forth in Section 4.2 (subject to any special allocation provisions herein) and EXHIBIT "B" as they may change from time to time.

                  Section 4.4 LLC Reserves. The LLC shall at all times maintain sufficient reserves to pay its debts as they become due in the normal course of business. LLC Reserves that are distributed to the Members shall be allocated and distributed to the Members as provided above for Distributable Net Proceeds.

            ARTICLE 5 - BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS

                  Section 5.5 Books and Records. At all times during the LLC's existence, the Manager shall keep or cause to be kept true and accurate books of account. Such books and records shall be kept in accordance with the method of accounting selected by the Manager for federal income tax purposes. Each Member, or his duly appointed representative, shall, at all reasonable times, have access to such books. The Manager shall maintain, at the registered office of the LLC, the following:

                           (a) a list of all Members' names and addresses together with their Capital Contributions;

                           (b) a copy of the Articles, this Agreement and all amendments thereto;

                           (c) copies of minutes of all meetings, including written consents obtained from Members in lieu of meetings;

                           (d) copies of LLC tax returns and financial statements; and

                           (e) any other record required to be maintained by law.

                  Section 5.2 Annual Reports. After the end of each fiscal year, the Manager shall cause to be delivered to each person who was a Member at any time during the fiscal year, an annual report containing the following:

                           (a) unaudited financial statements of the LLC, including a balance sheet as of the end of the LLC's fiscal year and a statement of income and expenses;

                           (b) a general description of the activities of the LLC during the period covered by the report; and

                           (c) a report of any material transactions between the LLC and the Manager, any Members, or Affiliates, including fees or compensation paid by the LLC and the services performed by such Members, the Manager, or any such Affiliates, for such fees and compensation.

                  Section 5.3 Tax Information. The Manager shall deliver to all Members any informational returns required by the Internal Revenue Code and the laws of any applicable State.

                  Section 5.5 LLC Elections. The LLC shall be taxed as a partnership for tax purposes. The Manager shall have the right to make all elections for the LLC provided for in the Code, including, but not limited to, the elections provided for in Section 754 of the Code.

                  Section 5.6 Fiscal Year. The fiscal year of the LLC (shall be the calendar year) shall end on the 31st day of December in each year.

                       ARTICLE 6 - MEMBERS' RELATIONSHIPS

                  Section 6.1 Transfer of a Member's Interest--Approval.
Except as provided in this Article 6, no Member shall sell, transfer, assign, convey, encumber or otherwise dispose of, by operation of law or otherwise, the whole or any part of his interest in the LLC, without the prior express written consent of Members holding more than one percent of the Ownership Interests (excluding the proposed transferor Member). The approval right regarding the transfer of Ownership Interests may be unreasonably withheld. Any such unauthorized transfer shall not vest the transferee with any rights as a Member other than the transferor's right to receive distributions. Nothing contained in this Article 6 shall prevent an individual partner from transferring his or her interest in the LLC to a revocable trust with the individual partner being the grantor and initial trustee.

                  Section 6.2 Assignment of Member's Interest as Security for Loan. A Member shall not be entitled to assign his Ownership Interest as security for a loan, unless approved under the same criteria as a transfer under
Section 6.1.

                  Section 6.3 Right of First Refusal. If a sale or other transfer of a Member's interest to a third party is otherwise approved, the remaining Members shall have a right of first refusal to match any bona fide offer to purchase a Member's interest in the LLC on the same terms and price as such bona fide offer, to be elected and exercised within thirty (30) days after delivery of a Sale Notice by the selling Member to the Manager. The Members shall have the right to purchase not less than all of such Member's interest, to be allocated pro rata based on the purchasing Members' Ownership Interests at such time.

                  Section 6.4 Additional Restrictions. No Member shall sell, transfer or dispose of, by operation of law or otherwise, all or any part of his interest in the LLC except by written instrument satisfactory to the Manager, accompanied by such assurance of the genuineness and effectiveness of each such signature and either the registration of such interest pursuant to an opinion of legal counsel satisfactory to the Manager that registration of such interest pursuant to the Securities Act of 1933, as amended, and applicable state securities laws or pursuant to an opinion of legal counsel satisfactory to the Manager that registration of the interest subject to such transfer is not required. No assignment shall be valid or effective unless such assignment is in compliance with the conditions contained in Article 6. Any unauthorized assignment or transfer shall be void ab initio.

                  Section 6.5 Legend Conditions. Any documents and records evidencing a Member's interest in the LLC, whether issued originally or subsequently, shall bear and be subject to legend conditions as follows:

                           "Ownership Interests evidenced by this certificate or
otherwise may not be sold, assigned, transferred or otherwise disposed of to any person or entity unless authorized or approved pursuant to the Articles of Organization and Operating Agreement. Any unauthorized assignment or transfer shall be void ab initio. Assignees of an Ownership Interest may become substituted Members only as provided in the Articles of Organization and Operating Agreement."

                  Section 6.6 Substitute Members. No assignee of the whole or any portion of a Member's Ownership Interest (which shall include any purchaser, transferee, donee, testate or intestate transferee or any other recipient receiving such Ownership Interest for any reason) shall have the right to become a substituted Member in place of his assignor, unless the assignor designates such an intention; the provisions of this Operating Agreement are complied with, including the approval and execution of any documents required by the Manager; the acceptance, adoption and approval in writing of all of the terms and provisions of this Agreement, including any amendments; and the assignee pays or, at the election of the Manager, obligates himself to pay all reasonable expenses connected with the admission.

                  Except for a transferee admitted as a Member pursuant to this Section, any transferee shall hold his Ownership Interest as an assignee and shall only be entitled to the proportionate share of each transferee's interest in the profits of the LLC distributed in accordance with the terms and conditions of this Agreement, but such transferee shall not become a Member and shall have no voting rights in any LLC decisions or be entitled to any other rights of a Member unless he becomes a Member.

                  Section 6.7 Withdrawal of a Member. Except as provided in this Agreement, no Member shall be entitled to withdraw or retire from the LLC. The amount that such Member is entitled to shall be the value of the Capital Account of the Member and shall include any expenses associated with a withdrawal transaction and determination of value. A Member shall be liable to the LLC and other Members for any damages caused by any withdrawal or attempted withdrawal. The LLC shall not be required to make any distributions to such Member until the amount of such damages are finally determined and shall have the right to set off such damages against any distributions.

                  Section 6.8 Terminating Events. The death, insanity, dissolution, termination, retirement, expulsion or Bankruptcy of a Member shall dissolve and terminate the LLC unless Members owning more than fifty percent (50%) of the remaining Ownership Interests and the Manager elect to continue the LLC. Upon the death, dissolution, termination, incapacity or Bankruptcy of a Member the personal representative, trustee or successor in interest of the deceased, incapacitated, dissolved or bankrupt Member shall become an assignee of the Ownership Interest of the deceased, incapacitated, dissolved or bankrupt Member; provided, however, that such assignee may become a substituted Member only in compliance with this Agreement.

         Upon the death, incapacity, retirement, or withdrawal of a Member, the remaining Members shall pay to the deceased, incapacitated, retired or withdrawn Member or such Member legal representative the fair market value of Member's interest as of the date thirty days after the date of death, incapacity, retirement, or withdrawal of a Member. Upon the death, incapacity, retirement or withdrawal of a Member, the remaining Members shall have sixty days following said event or sixty (60) days from the appointment of a personal representative, whichever is longer, to pay the fair market value of the Members interest as determined herein. The payment shall be made to the retired or withdrawn Member or to the legal representative of the deceased or incapacitated member however the case may be.

                  Section 6.9 Repurchase of Ownership Interests. The LLC shall have the right to purchase any Member's Ownership Interests in the LLC upon request of a Member upon terms mutually agreeable to it and the Member if the purchase does not impair the capital or the operation of the LLC and is approved by Members holding a majority of the remaining Ownership Interests. The LLC is under no obligation to ever repurchase any Members interest in the LLC, and there is no assurance that the LLC will ever repurchase any Member's interest in the LLC.

                  Section 6.10 Rights of Members to Receive Property Other Than Cash. No right is given to a Member to demand and receive property other than cash in return for his Capital Contributions.

                  Section 6.11 Encumbrance of a Member's Interest. Except as otherwise provided herein, no Member may encumber his interest in the LLC.

                  Section 6.12 Dissolution or Partition. Except as provided in
Section 7.1 (c), no Member shall have the right to, and each Member hereby agrees that it shall not, seek to dissolve or cause the dissolution of the LLC or to seek to partition or otherwise cause a partition of the LLC Property, whether by court action or otherwise, it being agreed that such a dissolution (or attempted dissolution) or partition (or attempted partition) would cause a substantial hardship to the LLC and the remaining Members.

                  Section 6.13 Right to Purchase Other Property. Nothing contained in this Agreement shall be deemed to restrict in any way the freedom of each member or Manager to conduct any other business or any other activity whatsoever, including without limitation, the acquisition, ownership, development, construction, leasing, operation, management and sale of real property, without notice or accountability to the LLC or Members, without participation by the LLC or Members, and without liability to any of them, even if such business or activity competes with the LLC's business.

                  Section 6.14 Meetings of, or Actions by, the Members. Meetings of the Members to vote upon any matters on which the Members are authorized to take action, under this Agreement or any amendments, may be called at any time by any Manager, or by one or more Members who hold at least Twenty percent (20 %) of the then Ownership Interests be delivering written notice to the Manager, either in person or by first class mail. Within ten days following receipt of such request, the Manager shall cause a written notice, either in person or by first class mail, to be given to the Members entitled to vote at such meeting that a meeting will be held at a time and place fixed by the Manager not less than 10 days nor more than 25 days after the mailing of the notice of the meeting. A detailed statement of any proposed action for adoption by the Members and a verbatim statement of any proposed amendment to this Agreement shall be included with the notice of a meeting. The meeting shall be held at the principal office of the LLC. All expenses of the meeting and notification shall be borne by the LLC. Only Members who are not in default shall be entitled to vote as Members.

                  Members who hold a majority of the then Ownership Interests eligible to vote on any matter shall constitute a quorum for the transaction of that specific action at any meeting. Personal presence of the Members shall not be required; provided that an effective written consent to or rejection of such proposed action is submitted to the Manager. Attendance and voting in-person by a Member at any meeting shall revoke any previously submitted written consents or rejections of the proposed action. Submission of a later written consent or rejection with respect to any action shall revoke an earlier one.

                  Any matter on which the Members are authorized to take action, under this Agreement or under law, which may be taken by the Members without a meeting and shall be as valid and effective as an action taken by the Members without a meeting, if written consents to such action by the required number of Members are (a) signed by all the Members entitled to vote upon such action at a meeting; and (b) delivered to the Manager.

                  Section 6.15 Election of Managers/Removal of Managers. Initially there shall be One (1) Manager. The Manger shall be initially appointed and shall continue to serve until such Manager shall resign, shall be removed, or shall otherwise be unable to serve. During the term of this LLC, a Manager may be removed for any reason by a vote of those Members who hold more than one percent of the then Ownership Interests, and for cause by a vote of those Members holding a majority of the Ownerships Interests. A Manager may resign on thirty (30) days notice to the Members. The resignation, death, incapacity, dissolution, termination or removal of a Manager shall not dissolve or terminate the LLC.

                     ARTICLE 7 - DISSOLUTION AND WINDING UP

                  Section 7.1. Dissolving Events. This LLC shall be dissolved upon the occurrence of any one of the following events:

                           (a) on the dissolution, termination, death or Bankruptcy of a Member unless all Members holding more than fifty percent (50 %) of the remaining Ownership Interests elect to continue the business within ninety (90) days after the occurrence of such event;

                           (b) on the voluntary sale, condemnation or foreclosure of substantially all of the LLC property;

                           (c) on the election to dissolve evidenced by the affirmative vote or written consent of all Members; or

                           (d) on the expiration of the term of the LLC.

                  Section 7.2 Liquidation and Final Distribution of Proceeds. On dissolution for any reason whatsoever, the LLC shall thereafter engage in no further business other than that necessary to wind up the business and net profits or net losses during the winding-up period shall be allocated in the same ratio as net profits and net losses were allocated prior to dissolution. The Manager shall file any required statement of intent to dissolve. The proceeds from the liquidation of LLC assets shall be distributed in the following order:

                           (a) the expenses of liquidation and the debts of the LLC shall be paid;

                           (b) to the establishment of any reserves which the Manager or its successors may deem reasonably necessary for the contingent or unforeseen liabilities or obligations of the LLC. Such reserves shall be paid to a trust to be held for the purpose of disbursing such reserves in payment of any such liabilities or obligations and, at the expiration of such period as the Manager shall deem advisable, the trust balance remaining shall be distributed in the manner provided below in this Section 7.2;

                           (c) to the Members in accordance with their positive Capital Account balances (after all allocations of gain or loss) in the manner provided in this Agreement within the later of: (i) the end of the taxable year in which the liquidation occurs; or (ii) ninety (90) days from the date of liquidation;

                           (d) any remainder in accordance with the Members' Ownership Interest percentages.

Any shortages in any category (a), (b) or (c) above shall be allocated first based on the priority of claims and then ratably among claims and obligations of equal priority.

                  Section 7.3 Time of Liquidation. A reasonable time shall be allowed for the orderly liquidation of the LLC's assets and the discharge of liabilities to creditors so as to enable the Manager to minimize the losses attendant upon a liquidation.

                  Section 8.11 Rebates, Kickbacks and Reciprocal Arrangements. No Manager nor its Affiliates shall receive any rebates or kickbacks or participate in any reciprocal business arrangements that would circumvent any federal or state securities laws or participate in any reciprocal business arrangements that would circumvent the restrictions against dealing with affiliates or promoters or would lower the profits or increase the losses of the LLC.

                  Section 8.12 Counterparts and Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement, and all of which shall constitute one Agreement among each of the parties, notwithstanding that all of the parties are not signatories to the original or the same counterpart to be effective as of the day and year first set forth above. This Agreement may also be executed by facsimile followed by overnight transmission of the original execution copy.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

MANAGER:_______________________

MEMBERS:

                                   EXHIBIT "A"

      5,332,713 shares of common stock of Third Millennium Industries, Inc.

                                   EXHIBIT "B"

MEMBERS                         OWNERSHIP PERCENTAGE
-------                         --------------------
Greg Meador                              1.5%

Dennis DePriest                        49.25%

Greg Spencer                           49.25%

                                  EXHIBIT "C"
                                       TO

                       __________________________, L.L.C.

                          Special Allocation Provisions

                                      NONE

                                   EXHIBIT "D"

         The terms used in this Agreement shall have the following meanings (unless otherwise provided herein):

                  "Agreement" shall mean this Operating Agreement of Granite Properties, L.L.C., as amended from time to time.

                  "Business" shall mean the business of the LLC which shall be to own, hold, maintain, sell, mortgage, manage and otherwise deal with any real and personal property owned by this limited liability company and to engage in any other business allowed under the law.

                  "Affiliate" shall mean any person or entity which (i) directly or indirectly controls, is controlled by, or is under common control with a Manager or Member; or (ii) owns or controls 10% or more of the outstanding voting securities of a Manager or Member, or (iii) is an officer, director, employee, partner or trustee of any entity described above; or (iv) is an entity for which a Manager or a Member is an officer, director, partner or trustee.

                  "Articles" shall mean the Articles of Organization of the LLC, as amended from time to time.

                  "Bank" shall mean the bank designated by the Manager as the LLC's primary bank.

                  "Bankruptcy" shall mean the initiation of proceedings under Title XI of the United States Code for any Member, whether voluntary or involuntarily, or, the appointment of a trustee, administrator, receiver or other entity for the purpose of administering assets of any Member for the benefit of creditors; or, any other transfer of assets by a Member, whether voluntary or involuntarily, for the benefit of creditors.

                  "Bankruptcy Code" shall mean Title XI of the United States Code as now or hereafter amended.

                  "Capital Accounts" shall mean the accounts maintained with respect to Members as described in Section 2.4.

                  "Capital Contributions" shall mean the contributions in cash and property of the Members to the capital of the LLC as described on EXHIBIT "B".

                  "Code" shall mean the Internal Revenue Code of 1986, as now or hereafter amended.

                  "Distributable Net Proceeds" shall mean, as of any date, all cash funds of the LLC from whatever source derived on hand at such date, after:

                           (a) payment of all operating expenses of the LLC payable at such time;

                           (b) payment of then due principal and all accrued interest on the Property Loan;

                           (c) payment of all costs of purchase, sale, refinance, condemnation or other disposition, including any fees paid to a Manager or an Affiliate of a Manager or Member;

                           (d)      payment of all then-due unsecured
                                    indebtedness of the LLC; and

                           (e)      provision of LLC Reserves.

                  "LLC" shall mean the Missouri limited liability company first named above.

                  "LLC Property" shall mean all real and personal property owned by the LLC, including the Property.

                  "LLC Reserves" shall mean the cash reserves established by the Manager for any expenses related to the LLC Property, and for the payment of any future contingencies and anticipated obligations considering, among other things, projected cash requirements for the LLC, the amount and source of cash on hand, and the projected receipt of cash by the LLC from operations.

                  "Manager" (referred to herein as Manager whether one or more) shall initially, mean Gregory P. Meador and any of its successors, replacements or other parties elected or appointed as provided herein. If there are more than two Managers, they shall act by majority vote or, if only two Managers, by unanimous vote. If the LLC shall be managed by Members, then any reference to Manager herein shall be disregarded.

                  "Members" shall mean those parties who have been admitted as members in the LLC.

                  "Members' Loan" shall mean any loan the Members make to the LLC at any time during the LLC's existence not including the Property Loan as provided in Section 2.8.

                  "Ownership Interest" shall mean the capital and profits ownership of a Member in the LLC, as generally described in Section 4.2, and shall include all rights to participate in the management of the LLC granted to Members. For the purpose of voting, the Distributable Net Proceeds allocation percentages set forth in Section 4.2 shall be deemed to be the "Ownership Interest Percentages".

                  "Ownership Interest Value" shall mean the value of the Ownership Interest equal to the product of the Ownership Interest and the Appraised Value of the LLC Property, reduced by all Property Debt and all obligations of the LLC.

                  "Prime Rate" shall mean the prime rate of interest announced or published from time to time by the Bank.

                  "Pro Rata" shall mean the ratio that each Member's Ownership Interest bears to the Ownership Interests of all the Members.

                  "Property" shall mean all real and personal property described on EXHIBIT "A" attached hereto and made a part hereof.

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                  "Property Mortgage" shall mean a mortgage and/or other
security instrument on the Property which secures the Properly Loan.

                  "Regulations" shall mean the Treasury Department Regulations issued pursuant to the Code.

                  "Sale Notice" shall mean a written notice delivered in connection with a sale of a Member's Ownership Interest setting forth (a) the name(s) of the person(s) to whom a sale is proposed to be made, (b) the purchase price to be paid for the Ownership Interest, including a complete description of any and all non-cash consideration to be derived by the Selling member or a Selling member's Affiliate, (c) the terms and conditions of the sale, (d) the date of the closing of the sale and (e) all other pertinent details of the transaction.

                  "Service" shall mean the Internal Revenue Service.

                  "Successor Manager" shall mean a Manager or Managers who the Members select to replace the removed Manager or Managers as provided by Section 6.15.